Exhibit 16.1

KPMG Huazhen LLP 8th Floor, KPMG Tower Oriental Plaza 1 East Chang An Avenue Beijing 100738 China Telephone +86 (10) 8508 5000 Fax +86 (10) 8518 5111 Internet kpmg.com/cn

Date: May 23, 2025

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for X Financial (“the Company”) and, under the date of April 25, 2025, we reported on the consolidated financial statements of X Financial as of and for the years ended December 31, 2024 and 2023 and the effectiveness of internal control over financial reporting as of December 31, 2024. On May 23, 2025, we were dismissed.

We have read X Financial’s statements included in its Form 6-K dated May 23, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement regarding the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as its independent registered public accounting firm, the stated reason for the change, or the statement that the change was approved by the board of directors and the audit committee of the board in the first paragraph, or any of the Company’s statements relating to consultations with Deloitte Touche Tohmatsu Certified Public Accountants LLP in the third paragraph of the Form 6-K.

Very truly yours,

/s/ KPMG Huazhen LLP

KPMG Huazhen LLP